Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

between

M3 APPALACHIA GATHERING, LLC

as Seller,

RICE POSEIDON MIDSTREAM LLC

as Buyer

Dated

FEBRUARY 12, 2014

i

TABLE OF EXHIBITS

Exhibit A	AGS North Pipeline and Expansion System Map
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Tap Agreement
Exhibit D	Form of New Antero Agreement
Exhibit 2.1(b)	Easements
Exhibit 2.1(c)	Warranties
Exhibit 2.1(d)	Permits
Exhibit 2.1(e)	Transferred Contracts
Exhibit 4.5	Approvals and Consents
Exhibit 4.6	Pending Litigation
Exhibit 4.8	Compliance
Exhibit 4.9	NOVs
Exhibit 4.11	Taxes
Exhibit 6.2	Easement Amendments
Exhibit 6.2(d)	Required Contract Extensions, Renewals and Executions
Exhibit 6.4(b)	Consent Properties Allocated Value
Exhibit 9.2(a)	Forms of Conveyances
Exhibit 9.2(c)	Form of FIRPTA Affidavit

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) dated February 12, 2014, to be effective as of March 1, 2014 (the “Effective Date”) is made by and between M3 APPALACHIA GATHERING, LLC, a Delaware limited liability company (“Seller”) and RICE POSEIDON MIDSTREAM LLC, a Delaware limited liability company (“Buyer”). M3 Midstream LLC, a Delaware limited liability company (“Parent”), joins in the execution of this Agreement for the limited purpose of agreeing to bound by the provisions of Section 6.4(b) of this Agreement.

W I T N E S E T H:

WHEREAS, Seller desires to sell, assign and convey the Properties (as defined in Section 2.1 below), and Buyer desires to purchase said Properties;

WHEREAS, when the closing of the transactions contemplated by this Agreement occurs, Buyer and Seller desire that the effect of such closing is such that the economic burdens and benefits of the ownership of the Properties shall transfer to Buyer as of the Effective Date;

WHEREAS, Seller and Buyer deem it in their mutual best interests to execute and deliver this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Seller and Buyer agree as follows:

Article I.

Definitions and References

Section 1.1 Certain Defined Terms

In addition to the terms which are defined in the other provisions of this Agreement, when used in this Agreement, the following terms shall have the respective meanings assigned to them below:

“Action” means any action, claim, suit, proceeding, hearing, investigation, charge, complaint, demand, injunction, judgment, Order or similar event, occurrence or proceeding.

“AGS North Pipeline” means the approximately twenty-eight (28) mile pipeline in Washington County, Pennsylvania depicted and marked as “In-Service” along the route shown on the map attached as Exhibit A.

“Asset Taxes” shall mean any ad valorem, property, severance, production, excise, sales, use and similar Taxes based upon the operation or ownership of the Properties, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

“Beazer Amendment” means that certain Amendment to Agreement for Underground Natural Gas Pipeline Easement, by and between Beazer East, Inc. and Seller, in the form attached hereto as Part D of Exhibit 6.2.

“Buyer Indemnitees” means Buyer, its affiliates, and all of their respective directors, officers, managers, employees, agents, representatives, controlling persons and entities, and stockholders or partners, as the case may be.

“Confidentiality Agreement” means that certain letter agreement regarding confidentiality, by and between Buyer and M3 Midstream LLC, dated as of January 27, 2014.

“Consent Properties Allocated Value” means the value agreed to between Buyer and Seller for each of the Easements (and related Properties) that are subject to a Consent and are set forth in Exhibit 6.4(b).

“Credit Agreement” means the Credit Agreement among M3 Midstream LLC, as borrower, and Bank of America, N.A., as Administrative Agent and the other lenders party thereto dated as of December 27, 2012.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor thereto.

“Damages” means all damages, losses, obligations, liabilities, payments, amounts paid in settlement, obligations, fines, interests, assessments, penalties, costs or burdens associated with performing injunctive relief, other costs (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and expert witnesses) of investigation, preparation, and litigation in connection with any Action or threatened Action, and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured (except to the extent expressly specified otherwise herein).

“Environmental Law” means any law, rule or regulation of any Governmental Authority related to conservation or protection of human health and safety, worker/occupational health and safety, the environment, wildlife or natural resources or the handling, transportation, disposal, remediation, exposure to or release into the environment of Hazardous Materials, including: the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act, as amended and any other similar federal, state and local law, rule or regulation.

“Escrow Agent” means an escrow agent reasonably acceptable to Buyer and Seller.

“Escrow Agreement” means a mutually agreeable escrow agreement that, pursuant to Section 6.4(b), may be executed between the Escrow Agent and the Parties at or prior to Closing.

“Excluded Assets” means any assets, rights or obligations of Seller that are not expressly included in the Properties, including without limitation, the portion of the Appalachia Gathering System located south of the Tetco Interconnect, subject to Section 6.4(b), the membership interests or capital stock of Seller or any of its affiliates and, unless and until assigned to Buyer pursuant to the provisions of Section 6.4(b), all Retained Easements and Properties.

“Expansion System” means the planned approximately eighteen (18) mile, 30” outside diameter natural gas gathering pipeline expansion in Greene and Washington Counties, Pennsylvania along the route marked as “AGS-4000016B” and depicted as a right-of-way running between the interconnection point with DTI and the interconnection point with TETCO on the map attached as Exhibit A.

“Governmental Authority” means any local, federal or state court or any local, state or federal governmental or regulatory body, agency, department, commission or bureau.

“Hazardous Materials” means (i) any petroleum and petroleum products (including gasoline, diesel fuel and oil), explosives and flammable materials, radioactive materials, polychlorinated biphenyls, lead and lead-based paint, asbestos or asbestos-containing materials in any form, underground or above-ground storage tanks, whether empty or containing any substance, any substance the presence of which is regulated under any Environmental Law, and any other material or substance listed or defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, or for which the presence of the substance requires remediation under Environmental Law and (ii) any compounds containing any of the foregoing items listed in subsection (i).

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Knowledge” shall mean, as to Seller, information of a particular fact or matter if any of Frank D. Tsuru, R. Brant Baird, George C. Francisco IV, John Taylor and Joe Giles is actually aware of such fact or matter or should be aware of such fact or matter after due inquiry.

“New Antero Agreement” shall mean, that certain Appalachia North Gathering System Gas Gathering Agreement, by and between Seller and Antero Resources Corporation, effective as of January 1, 2014, in the form attached hereto as Exhibit D.

“Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule or similar binding legal agreement issued by or entered into with a Governmental Authority.

“Ordinary Course of Business” means occurring in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) and, as to operations, consistent with prudent health, safety and environmental practices, but not including within the meaning of “ordinary course of business” for purposes of this Agreement any tort liability or any liability arising out of a violation of any Applicable Law or breach of a contractual or other obligation.

“Party” means Buyer or Seller and “Parties” means both of them.

“Regulatory Permits” means licenses, variances, exemptions, registrations, Orders, consents, authorizations, permissions and approvals of all Governmental Authorities.

“Retained Obligations” means any Damages, known or unknown, to the extent arising out of, related to or caused by: (i) any of the Excluded Assets; (ii) the development, construction, ownership or operation of the Properties prior to the Effective Date; and (iii) any breach by Seller or its affiliates of any Transferred Contract prior to the Closing.

“Seller Indemnitees” means Seller, its affiliates, and all of their respective directors, officers, managers, employees, agents, representatives, controlling persons and entities, and stockholders or partners, as the case may be.

“Seller Lien” means those liens and encumbrances pursuant to (a) the Credit Agreement and/or (b) the Continuing Guaranty and the Open-End Mortgage, Security Agreement, Financing Statement and Assignment dated December 27, 2012 and provided by Seller pursuant to the Credit Agreement.

“Straddle Period” means any Tax period beginning before and ending on or after the Effective Date.

“Tap Agreement” means that certain Interconnect Agreement, in the form attached hereto as Exhibit C.

“Tax” or “Taxes” means (i) all taxes, assessments, fees, unclaimed property and escheat obligations and other similar charges imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, net worth tax, production tax, severance tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax; (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i); and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, or operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means, unless otherwise agreed by the Seller and Buyer in writing, April 30, 2014.

“Transaction Documents” means this Agreement, the Conveyances, the Transition Services Agreement, the Tap Agreement and any other agreements, documents, and instruments to be delivered by any Party (or any of their respective affiliates) at the Closing or in connection with this Agreement or the Closing.

“Transfer Taxes” means sales, use, transfer, stamp, documentary, registration or similar Taxes that are imposed on or with respect to the purchase and sale of the Properties pursuant to this Agreement; provided, however, that the term Transfer Taxes shall not include any Income Taxes.

“Transition Services Agreement” means the agreement for Seller’s provision of certain services to Buyer relating to the Properties after Closing in the form attached hereto as Exhibit B.

“Twilight Lease” means the equipment lease dated March 6, 2012 by and between Zions Credit Corporation dba Amegy Equipment Finance and Seller.

Section 1.2 List of Other Defined Terms:

Term:	Defined in Section:
Additional Amendments	Section 6.2(a)
Agreement	Preamble
Allocation	Section 3.2(a)
Alternative Transaction	Section 6.4(b)
Applicable Laws	Section 4.8

Term:	Defined in Section:
Arbitrators	Section 14.1
Asserted Environmental Defects	Section 7.1(b)
Asserted Title Defects	Section 7.1(a)
Basic Documents	Section 4.7
Buyer	Preamble
Casualty Loss	Section 7.5
Closing	Section 9.1(a)
Closing Date	Section 9.1(a)
Competing Transaction	Section 6.6
Consent Escrow Amount	Section 6.4
Consents	Section 4.5
Conveyances	Section 9.2(a)
Cure Period	Section 6.5(a)(iii)
Defect	Section 7.2
Defect Date	Section 7.1(a)
Diameter Amendments	Section 6.2(a)
Drawings	Section 2.1(c)
Easements	Section 2.1(b)
Easement Amendments	Section 6.2(a)
Easement Amendment Payment	Section 6.2(b)
Effective Date	Preamble
Entity Sale	Section 6.4(b)
Environmental Deductible	Section 7.3(b)
Environmental Defect	Section 7.2(b)
Indemnitee	Section 11.2
Lender Consent	Section 4.4
Merger	Section 6.4(b)
Other Required Amendments	Section 6.2(a)
Parent	Preamble
Permits	Section 2.1(d)
Post Close Settlement Date	Section 10.2(b)
Preferential Rights	Section 4.5
Properties	Section 2.1
Property	Section 2.1
Purchase Price	Section 3.1
Records	Section 9.4
Reimbursable Easement Amendment Costs	Section 6.2(b)
Required Contract Extensions, Renewals and Executions	Section 6.2(d)
Retained Easements and Properties	Section 6.4(b)
Retained Easement Closing	Section 6.4(b)
Seller	Preamble
Seller’s Representations	Section 15.15
Survival Period	Section 15.1
TBOC	Section 6.4(b)
Title Deductible	Section 7.3(b)
Title Defect	Section 7.2(a)
Transferred Contracts	Section 2.1(e)
Treasury Regulations	Section 3.2(a)
Unadjusted Purchase Price	Section 3.1
Warranties	Section 2.1(c)

Article II.

Property to be Sold and Purchased

Section 2.1 Property to be Sold and Purchased

Subject to the other terms and provisions of this Agreement, at Closing, Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, the following described properties, rights and interests:

(a) The AGS North Pipeline and all other gathering lines, pipelines, compressors, equipment, machinery, fixtures and other tangible personal property and improvements used (or held for use) primarily in connection with the ownership or operation of the AGS North Pipeline described on Exhibit A;

(b) The fee lands, easements, right-of-way agreements, licenses, temporary road easements, servitudes, surface leases, space leases, access rights agreements, street crossing permits, river crossing permits, rail crossing permits, or other interests described on Exhibit 2.1(b) (as amended by virtue of any Easement Amendment or Other Required Amendment, the “Easements”);

(c) The engineering documentation, designs and drawings that were prepared by or on behalf of Seller for the construction, operation, maintenance and repair of a gas pipeline upon the lands granted by the Easements (“Drawings”) and all warranties from third parties to Seller (or any of its affiliates) related to the construction, operation, maintenance and/or repair of the AGS North Pipeline, to the extent described on Exhibit 2.1(c) and to the extent they are still in force and in effect pursuant to the terms thereof (“Warranties”);

(d) The Regulatory Permits described on Exhibit 2.1(d) and any other similar instruments described on Exhibit 2.1(d) obtained by Seller for the construction, operation, maintenance and repair of a gas pipeline upon the lands granted by the Easements (“Permits”);

(e) The contracts and agreements listed on Exhibit 2.1(e) and the Required Contract Extensions, Renewals and Executions (“Transferred Contracts”); and

(f) All Records.

The properties and interests specified in the foregoing paragraphs (a), (b), (c), (d), (e) and (f) are herein collectively called the “Properties” and individually a “Property”; provided, however, that the Properties shall not include any of the Excluded Assets.

Article III.

Purchase Price

Section 3.1 Purchase Price

The consideration to be received by Seller at Closing for the sale of the Properties by Seller to Buyer shall be the payment by Buyer to Seller, by wire transfer in good and immediately available funds, of the amount of One Hundred Ten Million Dollars ($110,000,000.00) (herein called “Unadjusted Purchase Price”), provided that the Unadjusted Purchase Price (i) shall be adjusted as expressly provided in this Agreement (including in Section 6.4 and in Articles VII and X) and (ii) shall be reduced at Closing by an amount equal to 50% of any Transfer Taxes then due and payable in connection with the transactions contemplated by this Agreement (the Unadjusted Purchase Price, as so adjusted, is herein called the “Purchase Price”).

Section 3.2 Allocation.

(a) At least ten (10) days prior to the Closing Date, Seller shall prepare and deliver to Buyer an allocation of the Purchase Price among the Properties for tax purposes in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder (the “Treasury Regulations”), based upon the fair market value of the Properties (the “Allocation”). Seller and Buyer shall thereafter use commercially reasonable efforts to agree on the Allocation on or before the Closing Date. The Allocation shall reflect the following principles:

(i) the amount allocated to pipelines, facilities, equipment and any other real or tangible personal property shall be equal to the original cost of such assets (including, for the avoidance of doubt, any costs incurred in obtaining the Easement Amendments and any Additional Amendments); and

(ii) the remainder of the Purchase Price shall be allocated to goodwill and other customer-based intangible assets.

Seller and Buyer shall report the transactions contemplated hereby on all Tax Returns (including, but not limited to Form 8594) in a manner consistent with the agreed Allocation.

(b) If, notwithstanding Section 3.2(a) above, Seller and Buyer do not agree on the Allocation prior to the Closing Date, Seller shall promptly engage a firm experienced in such matters and reasonably acceptable to Buyer, to conduct an appraisal and determine the fair market value of the Properties. The cost of such appraisal shall be borne one-half by Seller and one-half by Buyer. Seller and Buyer agree to allocate the Purchase Price among the Properties and report the transactions contemplated hereby on all Tax Returns (including, but not limited to Form 8594) in a manner consistent with the values of the Properties as so appraised.

(c) Neither Seller nor Buyer shall take, or shall permit any of their respective affiliates to take, any position inconsistent with the allocation under Section 3.2(a) or Section 3.2(b) on any tax return or otherwise, unless required to do so by Applicable Law or a “determination,” within the meaning of Section 1313(a)(1) of the Code.

Article IV.

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer that:

Section 4.1 Organization and Existence

Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation. Seller is duly qualified to transact business and is in good standing in the State of Pennsylvania.

Section 4.2 Power and Authority

Seller has the organizational power and all other governing document authority to execute, deliver, and perform this Agreement and each other Transaction Document executed or to be executed by Seller in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

Section 4.3 Valid and Binding Agreement

This Agreement has been duly executed and delivered by Seller and constitutes, and each other Transaction Document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4 Non-Contravention

Other than any requirements that Bank of America, N.A., as Administrative Agent, and the other lenders party to the Credit Agreement consent to the Closing (“Lender Consent”) and that there be obtained Consents to assignment from third parties which are disclosed on Exhibit 4.5, the execution, delivery, and performance by Seller of this Agreement and each other Transaction Document executed or to be executed by Seller in connection with the transactions contemplated hereby and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of the operating agreement or other governing instruments of Seller, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination or cancellation of any Easement, Permit, Warranties or Transferred Contract (or any other contract, agreement or instrument to which Seller, or any of its other assets or properties, are subject or bound), (c) result in the creation or imposition of any lien or other encumbrance upon the Properties, or (d) violate any Applicable Law binding upon Seller or the Properties.

Section 4.5 Approvals

Except as disclosed in Exhibit 4.5, no material consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or Governmental Authority or of any third party is required to be obtained or made by or on behalf of Seller in connection with (a) the execution, delivery, or performance by Seller of this Agreement or each other Transaction Document executed or to be executed by Seller in connection with the transactions contemplated hereby or (b) the consummation by it of the transactions contemplated hereby and thereby (the “Consents”). The Properties are not subject to any preferential purchase rights of first refusal, tag-along rights, drag along rights or other similar rights (“Preferential Rights”).

Section 4.6 Pending Litigation

Except as disclosed on Exhibit 4.6, there are no pending or, to Seller’s Knowledge, threatened Actions in which Seller is or may become a party which relate to the Properties that could reasonably be expected to materially and adversely affect the ownership or use of the Properties after the Effective Date, or affecting the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

Section 4.7 Basic Documents

The Permits, Easements and Transferred Contracts (together, herein called the “Basic Documents”), comprise all such instruments reasonably necessary to construct, own and operate the AGS North Pipeline and the Expansion System. Seller is not in breach or default (with or without the giving of notice or the passage of time, or both) of its obligations under any Basic Document, and, to Seller’s Knowledge, no breach or default (with or without the giving of notice or the passage of time, or both) by any third party exists with respect to any Basic Document, in any case, that: (a) would cause the automatic termination of, or give a counterparty thereto the right to terminate (when taken together with all other such breaches and defaults) and (b) would reasonably be expected to materially and adversely affect the ownership or use of the Properties after the Effective Date. Seller has not received a written notice of any breach or default under any Basic Document. No counterparty to a Transferred Contract that includes a dedication has asked to be released from such dedication (in whole or in part). Except as set forth on Exhibit 4.5, the entry into this Agreement by Seller (and the consummation of the transactions contemplated hereby) will not give any counterparty to any Basic Document the right to terminate or modify the provisions of any Basic Document or result in the early termination of any Basic Document. To Seller’s Knowledge, each Basic Document is valid, binding, and enforceable in accordance with its terms, and is in full force and effect as to the parties thereto, and true, correct, and complete copies of all Basic Documents and any amendments and supplements thereto have been made available to Buyer. The Seller has not received with respect to any Properties (or previously used to acquire any Properties) a written proceeding regarding eminent domain.

Section 4.8 Compliance with Laws

Except as disclosed in Exhibit 4.8 and except for Environmental Laws, which matters are exclusively addressed in Article VII, (i) the Properties are in material compliance with all applicable laws, and all applicable rules, regulations and Orders of all Governmental Authorities having jurisdiction over the Properties (such laws, rules and regulations and Orders, excluding Environmental Laws, are hereinafter sometimes collectively called “Applicable Laws”) and (ii) the Properties have been operated by Seller in material compliance with all Applicable Laws or any material non-compliance that has been fully remedied before the date hereof.

Section 4.9 Governmental Permits and Regulation

(a) The Permits and the Regulatory Permits constitute all material governmental licenses, permits, variances, exemptions, Orders, franchises, consents, registrations, permissions, approvals and authorizations that are necessary or appropriate under all Applicable Laws to lawfully own the Properties and construct and own the AGS North Pipeline and the Expansion System. Seller is not in violation of any Permits or Applicable Law applicable to the ownership or use of the Properties and, other than the Notices of Violation (NOVs) issued by Governmental Authorities that are disclosed in Exhibit 4.9, has not received written notice of any violations in respect of any Permits or Regulatory Permits that could reasonably be expected to materially and adversely affect the ownership or use of the Properties after the Effective Date.

(b) Seller represents and warrants to Buyer that the Properties have never been owned or operated by any person or entity that is a public utility under Pennsylvania Applicable Law and that neither Seller nor any of its affiliates: (i) is a public utility as defined in Section 102 of the Pennsylvania Public Utility Code, 66 Pa. C. S. § 102, or (ii) holds a certificate of public convenience to own or operate any property used and useful in the public service under Chapter 11 of the Pennsylvania Public Utility Code, 66 Pa. C. S. §§ 1101-1104.

(c) Seller represents and warrants to Buyer that Seller has not operated, or provided services utilizing, the Properties in a manner that would subject Seller or the Properties to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission under the Natural Gas Act of 1938 or the Natural Gas Policy Act of 1978. Seller represents and warrants to Buyer that neither the Properties nor any services provided utilizing the Properties is the subject of a public or, to Seller’s Knowledge, non-public complaint proceeding, audit, inquiry, investigation or similar proceeding before, or conducted by, the Federal Energy Regulatory Commission or its staff regarding whether the Properties or any services provided utilizing the Properties are subject to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission under the Natural Gas Act of 1938 or the Natural Gas Policy Act of 1978.

Section 4.10 Broker’s Fees

Neither Seller nor any of its affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which Buyer or its affiliates could become liable or obligated.

Section 4.11 Taxes

To Seller’s Knowledge, all Asset Taxes have been timely paid, except for Asset Taxes not yet due. None of the Properties in which Seller owns an interest is subject to or properly treated as part of any tax partnership as defined in Section 761 of the Code. There are no outstanding liens or other encumbrances with respect to Taxes upon any of the Properties, except for liens for current period ad valorem Taxes not yet due. Seller is not a foreign person (within the meaning of Section 1445 of the Code). All Tax Returns relating to the Properties have been duly filed on a timely basis with the appropriate tax authority and all Taxes due relating to the Properties have been duly and timely paid, except those disclosed on Exhibit 4.11 as being contested in good faith.

Section 4.12 Title to Personal Property; Sufficiency and Condition of Personal Property.

(a) Seller owns and has good and valid title to, or has valid rights to use, all material equipment and all other tangible personal property included in the Properties, free and clear of all liens and encumbrances other than the Seller Lien.

(b) The Properties include all material equipment and all other tangible personal property used by Seller (or held for use by it) or necessary (or that will be necessary), in each case, in connection with the development, construction, ownership, maintenance and/or operation of the AGS North Pipeline.

(c) The AGS North Pipeline (and all other Properties that are “in service”) have been owned, constructed, maintained and operated in a good and workmanlike manner in accordance with customary practices in the gas gathering and transportation services industry and, to Seller’s Knowledge, in accordance with the Basic Documents. The AGS North Pipeline has been in continuous operation since it was placed into service, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion. To Seller’s Knowledge, (i) the tangible assets and property comprising the Properties are in good operating or working condition and repair (subject to ordinary wear and tear), (ii) are adequate for the use to which they are currently being put, (iii) are structurally sound with no known defects, and (iv) are not in need of any maintenance or repair (other than ordinary and routine maintenance and repair).

Article V.

Representations and Warranties of Buyer

Buyer represents to Seller, that:

Section 5.1 Organization and Existence

Buyer is a limited liability company duly organized, legally existing and in good standing under the laws of its state of formation, and is qualified to do business in the State of Pennsylvania.

Section 5.2 Power and Authority

Buyer has the organizational power and all other governing document authority to execute, deliver, and perform this Agreement and each other Transaction Document executed or to be executed by Buyer in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

Section 5.3 Valid and Binding Agreement

This Agreement has been duly executed and delivered by Buyer and constitutes, and each other Transaction Document executed or to be executed by Buyer in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.4 Non-Contravention

The execution, delivery, and performance by Buyer of this Agreement and each other Transaction Document executed or to be executed by Buyer in connection with the transactions contemplated hereby and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of the operating agreement or other governing instruments of Buyer, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of acceleration, termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound or (c) violate any Applicable Law binding upon Buyer.

Section 5.5 Approvals

No material consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or Governmental Authority or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other

Transaction Document executed or to be executed by Buyer in connection with the transactions contemplated hereby or the consummation by it of the transactions contemplated hereby and thereby, other than those (a) that are customarily obtained following the consummation of transactions similar to those contemplated by this Agreement and that do not affect the validity of the transaction or the enforceability of this Agreement against Buyer and (b) disclosure filings required under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Article VI.

Certain Covenants of Seller

Section 6.1 Access to Properties and Files

From the date hereof until Closing, and to the extent permitted by Applicable Law, Seller will give Buyer, and its attorneys and other representatives, access, during Seller’s normal business hours, to the Properties (save and except the right to disturb the surface of any Property or perform any integrity testing but including access to the Properties that may be necessary to review Seller’s integrity testing on the tangible personal property included in the Properties), the Records and to any information in its possession or control relating to the Properties including all Easement files, contract files, Permit and Regulatory Permit files, internal and external assessments, reports and correspondence addressing environmental, health and safety matters, filings, correspondence and reports to Governmental Authorities, and other information of Seller and its affiliates pertaining to the acquisition, ownership and operation of the Properties. Buyer shall have the right to inspect all such information to the extent that such inspection is necessary in order to investigate (a) if Seller’s representations are true and correct for the purpose of satisfying Buyer’s conditions under Section 8.1; (b) if the conditions to Buyer’s obligation to close will be satisfied at Closing; and (c) if there are any Defects, as defined below, and if any Defects are cured. All confidential and proprietary information obtained by Buyer from Seller pursuant to this Section 6.1 shall be maintained and held by Buyer pursuant to and in accordance with the Confidentiality Agreement; provided, however, that following the Closing, Buyer shall have the unconditional right to disclose any information regarding the Properties. If Buyer or any of its representatives inspect any lands covered by the Properties, such persons shall observe all safety and other regulations of which such persons are made aware in writing which are in effect at such lands. Buyer shall defend, release, indemnify and hold harmless the Seller Indemnitees from and against, any and all loss, damage, costs, liability, claim or suit, whether for bodily injury or death of any person, damage to or destruction or loss of property, or otherwise, arising out of Buyer or its representatives having accessed to such lands except to the extent that such loss, damage, cost, liability, claim or suit was occasioned by any Seller Indemnitee’s gross negligence or willful misconduct. The Confidentiality Agreement will survive the termination of this Agreement in accordance with its terms; provided that, if the Closing shall occur then, at Closing, the Confidentiality Agreement shall terminate and, thereafter, shall be null and void and of no further force and effect. From and after Closing, Seller shall (and shall cause its affiliates to) hold in strict confidence all information, data and other materials related to the Properties and not disclose any such information, data and/or material to any person or party (other than to its affiliates and representatives with a need to know such information and who agree to be bound by the foregoing confidentiality obligation with respect thereto) without the prior written consent of Buyer.

Section 6.2 Easement Amendments and Required Contract Extensions, Renewals and Executions

(a) From the date hereof until Closing, Seller (i) will amend the Easements comprising the Expansion System and denoted with a single asterisk (*) in Exhibit 2.1(b) to the extent necessary to allow a gas pipeline with an outside diameter of up to 30 inches to be constructed, operated and maintained pursuant to such Easements upon the lands covered thereby (such amendments, the “Diameter Amendments”), (ii) will enter into the Beazer Amendment and (iii) will amend the Easements comprising the Expansion System and noted with a plus sign (+) in Exhibit 2.1(b) (the “Other Required Amendments” and, together with the Diameter Amendments and the Beazer Amendment, the “Easement Amendments”). Copies of the Easement Amendments acquired by Seller prior to the date of this Agreement are attached hereto in Part C of Exhibit 6.2. From and after the date of this Agreement, Seller (I) will not enter into any Easement Amendment that is not substantially (and in all material respects) consistent with the form attached hereto in Part A of Exhibit 6.2 (in the case of any Easement Amendment that is a Diameter Amendment), (II) will not enter into the Beazer Amendment if the form thereof is not substantially (and in all material respects) consistent with the form attached hereto in Part D of Exhibit 6.2, and (III) that does not contain the amendments described in Part B of Exhibit 6.2 (in the case of any Other Required Amendment), in each case, without Buyer’s prior written consent, not to be unreasonably withheld (it being understood and agreed that, notwithstanding the foregoing, Buyer’s prior consent must be requested and will be considered to be reasonably withheld if Seller proposes to enter into any Diameter Amendment that (A) does not provide rights to lay at least a 30 inch, outside diameter, pipeline on the lands covered by the applicable underlying Easement, (B) requires Buyer to make any payments to the grantor thereof (or otherwise expend any funds for the benefit of the grantor thereof) or (C) reduces or otherwise modifies, in any respect, any deadlines (or other time periods) for (or during which) construction or other activities on the Easement must commence or be all or substantially completed). The consent that may be required by Buyer pursuant to the immediately preceding sentence shall be given in writing (or denied) with respect to any Easement Amendment within one (1) business day of Seller’s request therefor, and, in the absence of Buyer’s affirmative consent or denial within such period, Buyer shall be deemed to have consented to the subject Easement Amendment proposed by Seller. In addition to the foregoing, prior to Closing, Buyer may request that Seller seek to obtain certain other amendments to the Easements comprising the Expansion System (any such amendments, the “Additional Amendments”), in which case, Buyer will provide Seller with the requested amendment language (and assist Seller, at its request, in obtaining the same). Buyer will reimburse Seller for all reasonable, documented, third-party costs and expenses that are incurred by Seller in obtaining any Additional Amendments, which reimbursable amounts shall be in addition to, and shall not be deducted from, the Reimbursable Easement Amendment Costs. Seller will keep Buyer reasonably informed with respect to its progress in obtaining the Easement Amendments (and any Additional Amendments) under this Section 6.2.

(b) Within forty-eight (48) hours of the execution of this Agreement, Buyer shall pay $2,500,000.00 (“Easement Amendment Payment”) in cash to an account specified by Seller, which amount Buyer and Seller believe to be sufficient to reimburse Seller for all amounts paid by Seller for documented third party brokerage costs and amounts paid to the grantors of the Easements to obtain the Easement Amendments in accordance with this Section 6.2 (the “Reimbursable Easement Amendment Costs”). Subject to Section 6.2(c), the Easement Amendment Payment to Seller under this Section 6.2(b) shall be non-refundable and is being made by Buyer to Seller in addition to the Purchase Price. Buyer will not be responsible for and will have no liability for any Reimbursable Easement Amendment Costs in excess of the Easement Amendment Payment. Notwithstanding the foregoing, Buyer will reimburse Seller for all reasonably documented, third-party costs and expenses that are incurred by Seller to fell trees associated with any Easement Amendments and/or Additional Amendments, which reimbursable amounts shall be in addition to, and shall not be deducted from, the Reimbursable Easement Amendment Costs.

(c) At the Closing, all Easement Amendment Payment funds that have not been spent by Seller in accordance with this Agreement (or otherwise irrevocably committed to the landowner or broker related to such Easement Amendment) shall be promptly paid in cash by Seller to an account designated by Buyer or otherwise credited against the Unadjusted Purchase Price (at Closing) pursuant to Section 10.1. If this Agreement is terminated pursuant to Section 6.5(a)(iii) or 6.5(a)(v)(A) then Seller shall pay to
Buyer (i) $500,000 plus (ii) the amount of all Easement Amendment Payment funds that have not been spent by Seller in accordance with this Section 6.2 or otherwise irrevocably committed to the landowner or broker related to such Easement Amendment, in cash to an account specified by Buyer.

(d) From and after the date hereof, until Closing, Seller will obtain extensions and renewals (the terms of such extensions and renewals being described on Schedule 6.2(d)) of the contracts and agreements described on Schedule 6.2(d) (such extensions, the “Required Contract Extensions, Renewals and Executions”). Buyer will reimburse Seller for all reasonable, documented, third-party costs and expenses that are incurred by Seller in obtaining the Required Contract Extensions, Renewals and Executions. Seller will keep Buyer reasonably informed with respect to its progress in obtaining the Required Contract Extensions, Renewals and Executions under this Section 6.2(d).

Section 6.3 Restrictions on Certain Actions

From the date hereof until Closing (or, with respect to any Retained Easement and Properties, until the Retained Easement Closing with respect thereto or the consummation of an Alternative Transaction, whichever is later), Seller will conduct its business and operations relating to the Properties (or, as applicable, the Retained Easements and Properties) in the Ordinary Course of Business and will not, without Buyer’s prior written consent:

(a) sell, lease, transfer, abandon or otherwise dispose of any portion of the Properties (or, as applicable, the Retained Easements and Properties);

(b) cause the Properties (or, as applicable, the Retained Easements and Properties) to be subject to any lien, encumbrance, pledge, or mortgage other than the Seller Lien (which shall be released at Closing);

(c) enter into any amendment of any Easements, Permits, Warranties or Transferred Contracts (or, as applicable, the Retained Easements and Properties) except as otherwise provided for in this Agreement and except for the New Antero Agreement;

(d) (i) take any action that would cause any representation or warranty of Seller in this Agreement to be or become untrue, (ii) omit to take any action necessary to prevent any such representation or warranty from being untrue or (iii) take any action that would or could be reasonably expected to result in the failure of any of the conditions set forth in Section 8.1 to be satisfied; or

(e) agree, commit, authorize, or resolve to do any of the foregoing actions set forth in clauses (a) though (d) of this Section 6.3.

Section 6.4 Third Party Consents

(a) Seller will request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), the Consents or waivers of requirements that Consents be obtained, which are identified (or should be identified) in Exhibit 4.5. Seller shall use commercially reasonable efforts to obtain such Consents and/or waivers. Upon the Closing, Seller shall turn over to Buyer its files relating to its efforts to obtain such Consents and shall retain copies of such files and from and after Closing until the six month anniversary thereof, Seller shall continue to use commercially reasonable efforts to secure such Consents.

(b) If Seller is unable to obtain any Consent prior to Closing, then (i) the Easement to which such Consent relates and, except for any related Permits, all other Properties related to such Easement (the “Retained Easements and Properties”) shall not be assigned by Seller to Buyer at Closing, (ii) the Unadjusted Purchase Price shall be reduced at Closing by the aggregate Consent Properties Allocated Values of the Retained Easements and Properties (the “Consent Escrow Amount”) and (iii) and the Parties and the Escrow Agent shall enter into the Escrow Agreement (which Escrow Agreement shall include, among other customary terms and provisions, provisions providing (A) that upon the consummation of a Retained Easement Closing, a portion of the Consent Escrow Amount equal to the aggregate Consent Properties Allocated Values attributable to the Retained Easements and Properties being assigned to Buyer at such Retained Easement Closing be released to Seller and (B) that upon the consummation of an Alternative Transaction, the remainder of the Consent Escrow Amount then held by the Escrow Agent be released to Seller). At the Closing, Buyer shall deposit the Consent Escrow Amount with the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. During the six (6) month period following the Closing, Seller shall continue to use commercially reasonable efforts to obtain any outstanding Consents with respect to the Retained Easements and Properties and if and when any such Consents are obtained by Seller, Seller shall assign the Retained Easements and Properties to which the obtained Consent relates to Buyer pursuant to a conveyance that is substantially similar to the Conveyances delivered at Closing (the conveyance of such Retained Easements and Properties to Buyer, a “Retained Easement Closing”), and Buyer shall direct the Escrow Agent to pay Seller the Consent Properties Allocated Value of each Retained Easement that is conveyed to Buyer. If, as of the date that is six (6) months following the Closing, any Consents remain outstanding with respect to any Retained Easements and Properties then, at Buyer’s option, (i) Parent and Buyer will in good faith negotiate the terms and conditions of, and enter into, an agreement that provides for either (A) the sale of the equity interests in Seller, after giving effect to the conveyance of the Excluded Assets to Parent (or an affiliate thereof) (the “Entity Sale”) or (B) a multi-survivor or divisional merger of Seller and Buyer (the “Merger” and together with the Entity Sale, each, an “Alternative Transaction”) pursuant to the Texas Business Organizations Code, as amended (the “TBOC”), and as defined by TBOC Section 1.002(55), which will result in (1) Seller surviving the Merger and being vested with all of the Excluded Assets (and all Damages associated therewith) and (2) either Buyer surviving the Merger (in the situation where a Merger as described in TBOC Section 1.002(55)(B) is consummated) or a newly formed limited liability company wholly-owned by Buyer surviving the Merger (in the situation where a Merger as described in TBOC Section 1.002(55)(A) is consummated) and Buyer (or such newly formed limited liability company, as applicable) being vested with all of the Retained Easements and Properties (but, for the avoidance of doubt, no other properties and no liabilities, obligations or Damages other than these related to the Properties and for which Buyer has agreed (in this Agreement) to be liable), it being acknowledged and agreed that terms and conditions of this Agreement, including, for the avoidance of doubt, the Survival Periods, which shall be deemed to have commenced as of the Closing Date, in Section 15.1 shall apply mutatis mutandis to the terms of such agreement providing for the Entity Sale or the Merger, or (ii) Buyer shall direct the Escrow Agent to pay the Seller the balance of the Consent Escrow Amount (in which case, Seller shall assign the Retained Easements and Properties with respect to which Consents remain outstanding to Buyer pursuant to a conveyance that is substantially similar to the Conveyance). Upon the closing of the transactions contemplated by an Alternative Transaction, Buyer shall direct the Escrow Agent to pay the Seller the balance of the Consent Escrow Amount. Buyer and Seller hereby acknowledge and agree that, for federal and state income Tax purposes, Buyer shall be treated as the owner of the Consent Escrow Amount and any interest or other income earned with respect to the Consent Escrow Amount shall be treated as income of Buyer until the Consent Escrow Amount is released upon final disbursement. Buyer and Seller acknowledge and agree that any disbursement of the Consent Escrow Amount to Seller shall be treated as a payment to which the installment sale provisions of Section 453 of the Code apply.

Section 6.5 Termination.

(a) This Agreement may be terminated at any time prior to the Closing Date by:

(i) the mutual written consent of the Parties;

(ii) either Party, upon written notice to the other Party, if the Closing will not have occurred (or becomes permanently incapable of occurring) on or before the Termination Date; provided that the right to terminate this Agreement under this Section 6.5(a)(ii) will not be available to a Party if its breach of any provision of this Agreement has been the principal cause of the Closing failing to occur on or before such date;

(iii) Buyer (so long as Seller, at such time, does not have a right to terminate this Agreement pursuant to Section 6.5(a)(iv)) upon Seller’s (A) breach of any of its representations or warranties or (B) failure to comply with any of its covenants or agreements contained herein, other than the covenants contained in Section 6.2, provided that Seller has not wilfully or in bad faith failed to perform such covenants, in each case, which breach or failure (1) would give rise to either of the conditions to Closing set forth in Sections 8.1(a) or 8.1(b) not being satisfied by, or becoming incapable of being satisfied by, the Termination Date and (2) either (I) cannot reasonably be cured prior to the Termination Date or (II) if such breach or failure can reasonably be cured, it has not been cured prior to the first to occur of (x) 5:00 p.m. Central Time on the date that is twenty (20) days following receipt by Seller of written notice of such breach and (y) 5:00 p.m. Central Time on the date immediately preceding the Termination Date;

(iv) Seller (so long as Buyer, at such time, does not have a right to terminate this Agreement pursuant to Section 6.5(a)(iii)) upon Buyer’s (A) breach of any of its representations or warranties or (B) failure to comply with any of its covenants or agreements contained herein, in each case, which breach or failure (1) would give rise to either of the conditions to Closing set forth in Sections 8.2(a) or 8.2(b) not being satisfied by, or becoming incapable of being satisfied by, the Termination Date and (2) either (I) cannot reasonably be cured prior to the Termination Date or (II) if such breach or failure can reasonably be cured, it has not been cured prior to the first to occur of (x) 5:00 p.m. Central Time on the date that is twenty (20) days following receipt by Buyer of written notice of such breach and (y) 5:00 p.m. Central Time on the date immediately preceding the Termination Date, it being understood that Buyer’s obligation to deliver the Purchase Price at Closing in accordance with Section 9.3(a) cannot reasonably be cured;

(v) Buyer, pursuant to (A) Section 7.4 or (B) 7.5;

(vi) Seller, pursuant to Section 7.4.

(b) If this Agreement is terminated pursuant to the provisions of Section 6.5(a), all rights and obligations of the Parties hereunder shall terminate without liability or obligation of either Party or its affiliates to the other Party or its affiliates; provided that, notwithstanding the foregoing, this Section 6.5, Sections 6.1 (but only the fifth sentence of Section 6.1), 6.2(c), 13.1, 15.4, 15.5, 15.6, 15.8, 15.9, 15.10, 15.12, 15.13, 15.14, 15.16 and 15.17 and Articles I and XIV will survive any such termination, and each Party shall continue to be liable for any wilful breach by such Party prior to termination of this Agreement of any covenant or agreement of such Party under this Agreement and each non-breaching Party shall have all remedies available to it in law or equity. Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability whatsoever to Buyer or its affiliates arising from or otherwise relating to a failure to obtain the Easement Amendments pursuant to Section 6.2(a); provided that Seller (and its affiliates) has not willfully or in bad faith breached its obligation (during the period prior to Closing) to obtain the Easement Amendments in accordance with the terms and provisions of this Agreement, it being understood and agreed by the Parties that Seller shall not be considered to have willfully or in bad faith breached its obligation to obtain any Easement Amendment in accordance with the provisions of Section 6.2 solely by virtue of Seller’s having failed to pay the grantor of any Easement Amendment any amounts that exceed $5 million (inclusive of the Easement Amendment Payment).

Section 6.6 Exclusivity

From and after the date hereof, until the earlier to occur of (i) the Closing or, to the extent applicable, the last Retained Easement Closing or the consummation of an Alternative Transaction, and (ii) the termination of this Agreement, Seller shall not, and shall not authorize or permit any of its affiliates or any of its or their representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding any transaction that is similar to the transaction contemplated hereby (or that otherwise involves, directly or indirectly, the Properties) (any such transaction, a “Competing Transaction”), (b) enter into discussions or negotiations with, or provide any information to, any person or entity concerning a possible Competing Transaction or (c) enter into any agreements or other instruments (whether or not binding) regarding a Competing Transaction. Seller shall immediately cease (and cause to be terminated), and shall cause its affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions and negotiations with any persons or entities (other than Buyer and its affiliates and its and their representatives) with respect to, or that could lead to, a Competing Transaction.

Article VII.

Due Diligence Examination

Section 7.1 Assertion of Title Defects

Buyer may, to the extent it deems appropriate, conduct, at its sole cost, title, environmental, or other examination or investigation as it may choose to conduct with respect to the Properties. Should, as a result of such examination and investigation or otherwise, matters come to Buyer’s attention which would constitute one or more Title Defects (as defined below in Section 7.2(a)) or Environmental Defects (as defined below in Section 7.2(b)) then the Parties may resolve such Title Defect or Environmental Defect, as applicable, as follows:

(a) Should there be one or more of such Title Defects which Buyer determines it is unwilling to waive, Buyer shall notify Seller in writing of such Title Defects on or before 5 p.m. Mountain Time on the third (3) business day prior to Closing (the “Defect Date”). Such notice must state for each Title Defect the reduction proposed by Buyer to the Purchase Price for such Title Defect. Such Title Defects of which Buyer so provides notice are herein called “Asserted Title Defects.” In the event that Buyer so notifies Seller of any Asserted Title Defect, Seller shall have the right (but not the obligation) to attempt to cure such Asserted Title Defect to the reasonable satisfaction of Buyer prior to the date that is no later than sixty (60) days following the Closing. All matters that could constitute a Title Defect that are not Asserted Title Defects are waived by Buyer.

(b) Should there be one or more Environmental Defects which Buyer determines it is unwilling to waive, Buyer shall notify Seller in writing of such Environmental Defects no later than the Defect Date. Such Environmental Defects of which Buyer so provides notice are herein called “Asserted Environmental Defects”. In the event that Buyer so notifies Seller of any Asserted Environmental Defect, Seller shall have the right (but not the obligation) to attempt to cure such Asserted Environmental Defect to the reasonable satisfaction of Buyer prior to Closing. All matters that could constitute an Environmental Defect that are not Asserted Environmental Defects are waived by Buyer.

Section 7.2 Defects Defined

The term “Defect” as used in this Article VII shall mean a “Title Defect” or an “Environmental Defect.”

(a) A “Title Defect” means that (i) Seller’s title to and ownership of an Easement is such that it does not entitle Seller (or, immediately after Closing, will not entitle Buyer) to construct, own, operate, maintain, repair or use all or any portion of the AGS North Pipeline or the Expansion System, provided that the taking or condemnation, after the date hereof, of an Easement under Applicable Laws shall not constitute a Title Defect, or (ii) Seller’s ownership of the Easements is subject to a lien, encumbrance, mortgage or similar security interest other than (A) a lien for current period taxes not yet due or delinquent, (B) a mechanic’s or materialmen’s lien (or other similar lien) for pre-Effective Date liabilities, to the extent the same relates to expenses incurred which are not yet due and which Seller agrees in a writing will be paid by Seller in full and promptly when due, (C) a lien or other encumbrance created by the grantor of an Easement or the predecessors in interest of such grantor prior to the grant of such Easement to Seller, or (D) the Seller Lien. The fact that a particular Easement Property is subject to a third party Consent shall not constitute a Title Defect with respect to such Easement Property. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that a “Title Defect” shall include the existence of any fact or other matter that causes the following to be true: (A) the AGS North Pipeline (and all other Properties that are “in service”) are not located entirely within or on property covered by a Basic Document and (B) one or more gaps exist in any of the Easements or Permits located along the route shown on the map attached hereto as Exhibit A.

(b) An “Environmental Defect” is a Property or operation with respect to a Property that (i) is in violation of any applicable Environmental Laws, (ii) has been in violation of or otherwise not in compliance with any applicable Environmental Laws and has not otherwise been remediated or corrected in accordance with or as necessary to achieve compliance with applicable Environmental Laws, or (iii) otherwise causes liability under applicable Environmental Laws. An “Environmental Defect” does not include any matter disclosed on Exhibit 4.9.

Section 7.3 Purchase Price Adjustments

If Asserted Title Defects or Asserted Environmental Defects are presented to Seller on or before the Defect Date and Seller is unable (or unwilling) to cure such Asserted Title Defect or Asserted Environmental Defect to Buyer’s reasonable satisfaction before Closing, then:

(a) Buyer and Seller shall attempt in good faith to agree upon a reduction in the Purchase Price to account for such Asserted Title Defect or Asserted Environmental Defect in the following manner:

(i) for any Asserted Title Defect relating to the AGS North Pipeline, the amount of reduction shall be equal to (A) the costs and expenses incurred in replacing the Easement that is subject to the Asserted Title Defect with an equivalent Easement or an equivalent replacement Easement, (B) the costs and expenses associated with relocating any pipeline or other Properties located on the Easement subject to the Asserted Title Defect (including, for the avoidance of doubt, any costs and expenses incurred in any associated interruption in service on such pipeline or other Properties and/or (C) in the case of a Title Defect resulting from a lien or encumbrance that is liquidated in amount, the amount necessary to obtain or release the applicable lien or encumbrance from the Asserted Title Defect Easement;

(ii) for any Asserted Title Defect relating to the Expansion System, the amount of reduction shall be equal to (A) the least amount necessary to obtain corrective action such that the matter would no longer be a Title Defect, (B) to the extent applicable, the necessary costs and expenses incurred in redesigning (or otherwise modifying) the pipeline development and construction plan with respect to the Expansion System (including, for the avoidance of doubt, any actual costs and expenses incurred in any re-permitting activities and/or in conducting any environmental studies or assessments, but excluding any incidental or consequential damages relating thereto), (C) to the extent applicable, the costs incurred in replacing the Easement that is subject to the Asserted Title Defect with an equivalent Easement or an equivalent replacement Easement and/or (D) in the case of a Title Defect resulting from a lien or encumbrance that is liquidated in amount, the amount necessary to obtain or release the applicable lien or encumbrance from the Asserted Title Defect Easement;

(iii) for any Asserted Environmental Defect the amount of reduction shall be equal to the amount of any fines, payments, charges or penalties that could reasonably be expected to be imposed by a Governmental Authority against Buyer under applicable Environmental Laws, including the cost to investigate and remediate the Property (or applicable portion thereof), if remediation is required; and

(iv) Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that the Allocation and the Consent Properties Allocated Values may be considered in (but shall not be determinative of) the calculation of the amount of the reduction to the Purchase Price attributable to any Asserted Title Defect or any Asserted Environmental Defect.

(b) If the Unadjusted Purchase Price reduction which would result from this Article VII with respect to all Asserted Title Defects does not exceed one percent (1%) of the Unadjusted Purchase Price (“Title Deductible”), then no adjustment of the Unadjusted Purchase Price shall occur. If such reductions for Asserted Title Defects exceed the Title Deductible the Unadjusted Purchase Price shall be adjusted by the amount by which such reduction exceeds the Title Deductible. If the Unadjusted Purchase Price reduction which would result from this Article VII with respect to all Asserted Environmental Defects does not exceed one percent (1%) of the Unadjusted Purchase Price (“Environmental Deductible”), then no adjustment of the Unadjusted Purchase Price shall occur. If such reductions for Asserted Environmental Defects exceed the Environmental Deductible the Unadjusted Purchase Price shall be adjusted by the amount by which such reduction exceeds the Environmental Deductible.

(c) If Buyer and Seller are unable to agree prior to the Closing, upon an appropriate reduction with respect to any Asserted Title Defect or Asserted Environmental Defect (or the validity of either), the amount of such reduction for such Asserted Title Defect or Asserted Environmental Defect shall be determined post-Closing by arbitration in accordance with Article XIV.

(d) For each Asserted Title Defect or Asserted Environmental Defect (as applicable) (i) for which notice was given by Buyer on or before the Defect Date, (ii) that Seller has not cured to the reasonable satisfaction of Buyer prior to Closing, and (iii) for which the associated reduction has been agreed or determined prior to Closing, the Purchase Price shall be reduced at Closing by the agreed or determined reduction for such Asserted Title Defect or Asserted Environmental Defect (as applicable).

(e) For each Asserted Title Defect or Asserted Environmental Defect (i) for which notice was given by Buyer on or before the Defect Date, (ii) that Seller has not cured to the reasonable satisfaction of Buyer prior to Closing, and (iii) for which the validity of or associated reduction has not been agreed or determined prior to Closing, the Purchase Price shall be reduced at Closing by Buyer’s reasonable proposed reduction for such Asserted Title Defect or Asserted Environmental Defect (as applicable).

(f) If, after the completion of the arbitration regarding any Asserted Defect for which the Purchase Price was reduced pursuant to Section 7.3(e), the reduction determined by the arbitrator(s) with respect to such Asserted Defect exceeds Buyer’s reasonable proposed reduction for such Asserted Defect, Seller shall pay Buyer within five (5) business days after the completion of such arbitration an amount equal to (i) the reduction determined by the arbitrator for such Asserted Defect minus (ii) Buyer’s reasonable proposed reduction for such Asserted Title Defect or Asserted Environmental Defect.

(g) If, after the completion of the arbitration regarding any Asserted Title Defect or Asserted Environmental Defect for which the Purchase Price was reduced pursuant to Section 7.3(e), the reductions determined by the arbitrator(s) with respect to such Asserted Title Defect or Asserted Environmental Defect is less than Buyer’s reasonable proposed reduction for such Asserted Title Defect or Asserted Environmental Defect, Buyer shall pay Seller within five (5) business days after the completion of such arbitration an amount equal to (i) Buyer’s reasonable proposed reduction for such Asserted Title Defect or Asserted Environmental Defect minus (ii) the reduction determined by the arbitrator for such Asserted Title Defect or Asserted Environmental Defect.

Section 7.4 Termination for Identified Defects

If the (i) the aggregate reduction agreed pursuant to Section 7.3(a) in the Purchase Price for all Asserted Title Defects and Asserted Environmental Defects, plus (ii) the aggregate of Buyer’s reasonable proposed reductions in the Purchase Price for all Asserted Title Defects and Asserted Environmental Defects, the reductions for which have not been agreed by Buyer and Seller or determined by arbitration prior to Closing, exceed (in each case, as determined without giving effect to the Title Deductible or the Environmental Deductible) fifteen percent (15%) of the Unadjusted Purchase Price, then either Party shall have the right to terminate this Agreement by delivery of written notice thereof to the other Party.

Section 7.5 Casualty Loss

If, after the date of this Agreement but prior to the Closing Date all or any portion of the Properties is destroyed or damaged by fire, flood, earthquake, storm, theft, vandalism, explosion, blowout, riot, sabotage, accident or other casualty of a similar nature or shall be taken by condemnation or under the right of eminent domain (all of which are herein called “Casualty Loss”), and the aggregate loss to the Properties as a result of such Casualty Loss exceeds ten percent (10%) of the Unadjusted Purchase Price, Seller shall promptly notify Buyer, and Buyer shall have the right to elect (such election being in its sole and absolute discretion) by written notice to Seller prior to Closing to terminate this Agreement or, in the absence of such election, shall proceed to close and, by written notice to Seller prior to the Closing either: (i) to cause the Properties affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking (if practicable), at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date so long as such work is being done and continues to be done in a diligent manner), (ii) to enter into an indemnity agreement with Seller to indemnify Buyer through a document reasonably acceptable to Seller and Buyer against any costs or expenses that Buyer reasonably incurs to repair the Properties subject to such casualty or taking, (iii) to accept an assignment from Seller to Buyer of all rights to insurance, condemnation awards and other claims Seller may have against third parties with respect to the casualty or taking or (iv), if mutually agreed by Seller and Buyer, to adjust the Purchase Price.

Article VIII.

Conditions Precedent to the Obligations of the Parties

Section 8.1 Conditions Precedent to the Obligations of Buyer

The obligations of Buyer to consummate the transactions contemplated by this Agreement (including, for the avoidance of doubt, the consummation of the transactions contemplated at any Retained Easement Closing) are subject to each of the following conditions being met (or waived by Buyer in writing in its sole discretion):

(a) Each and every representation of Seller under this Agreement (i) shall be true and accurate in all material respects (other than (A) any representation that is subject to a materiality qualifier, which shall be true and accurate in all respects after giving effect to such materiality qualification and (B) the representations and warranties set forth in the last sentence of Section 4.5, which shall be true and correct in all respects) as of the date when made and shall be deemed to have been made again at and as of the time of Closing (or, with respect to any Retained Easements and Properties being assigned to Buyer at a Retained Easement Closing, at and as of the time of the Retained Easement Closing) and (ii) shall at and as of the Closing (or, with respect to any Retained Easements and Properties being assigned to Buyer at a Retained Easement Closing, at and as of the time of the Retained Easement Closing) be true and accurate in all material respects (or, with respect to (A) any representation that is qualified by materiality, in all respects after giving effect to such materiality qualification or (B) the representations and warranties set forth in the last sentence of Section 4.5, in all respects).

(b) Seller shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing (or, with respect to any Retained Easements and Properties being assigned to Buyer at a Retained Easement Closing, prior to or at the Retained Easement Closing) (except for covenants, agreements and conditions that are qualified by materiality, each of which Seller shall have performed and complied with in all respects after giving effect to such materiality qualification).

(c) No suit, action or other proceedings shall, on the date of Closing (or, as applicable, the Retained Easement Closing), be pending or threatened before any court or Governmental Authority seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the consummation of the transactions contemplated at any Retained Easement Closing), and no law, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the consummation of the transactions contemplated at any Retained Easement Closing) illegal.

(d) (i) All Easement Amendments and all Required Contract Extensions, Renewals and Executions shall have been obtained in accordance with Section 6.2(a) and true and correct copies thereof shall have been delivered to Buyer, (ii) the Lender Consent shall have been obtained and a true and correct copy thereof shall have been delivered to Buyer and (iii) the Seller Lien shall have been released in accordance with this Agreement.

(e) Seller shall have performed and delivered, as applicable (or shall contemporaneously be performing and delivering, as applicable) the actions and items set forth in Section 9.2.

Section 8.2 Conditions Precedent to the Obligations of Seller

The obligations of Seller to consummate the transactions contemplated by this Agreement (including, for the avoidance of doubt, the consummation of the transactions contemplated at any Retained Easement Closing) are subject to each of the following conditions being met (or waived by Seller in writing in its sole discretion):

(a) Each and every representation of Buyer under this Agreement (i) shall be true and accurate in all material respects (other than any representation that is subject to a materiality qualifier, which shall be true and accurate in all respects after giving effect to such materiality qualification) as of the date when made and shall be deemed to have been made again at and as of the time of Closing (or, with respect to any Retained Easements and Properties being assigned to Buyer at a Retained Easement Closing, at and as of the time of the Retained Easement Closing) and (ii) shall at and as of the Closing (or, with respect to any Retained Easements and Properties being assigned to Buyer at a Retained Easement Closing, at and as of the time of the Retained Easement Closing) be true and accurate in all material respects (or, with respect to any representation that is qualified by materiality, in all respects after giving effect to such materiality qualification).

(b) Buyer shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing (or, with respect to any Retained Easements and Properties being assigned to Buyer at a Retained Easement Closing, prior to or at the Retained Easement Closing) (except for covenants, agreements and conditions that are qualified by materiality, each of which Buyer shall have performed and complied with in all respects after giving effect to such materiality qualification).

(c) No suit, action or other proceedings shall, on the date of Closing (or, as applicable, the Retained Easement Closing), be pending or threatened before any court or Governmental Authority seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the consummation of the transactions contemplated at any Retained Easement Closing), and no law, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the consummation of the transactions contemplated at any Retained Easement Closing) illegal.

(d) Buyer shall have delivered (or shall contemporaneously be delivering) payment of the Purchase Price (or, at any Retained Easement Closing, the Escrow Agent shall have released (or shall contemporaneously be releasing the portion of the Consent Escrow Amount equal to the aggregate Consent Properties Allocated Values attributable to the Retained Easements and Properties being assigned to Buyer at such Retained Easement Closing) and shall have otherwise performed and delivered, as applicable (or shall contemporaneously be performing and delivering, as applicable) the actions and items set forth in Section 9.3.

Section 8.3 Notification of Certain Matters

(a) Until the Closing (or, with respect to any Retained Easements and Properties and Consents until the consummation of the Retained Easement Closing with respect thereto, or, if earlier, the consummation of an Alternative Transaction), Seller shall give prompt written notice to Buyer of any occurrence or non-occurrence of any event of which it gains Knowledge, the occurrence or non-occurrence of which is, or would reasonably be expected to give rise to, a breach of any of Seller’s representations, warranties or covenants.

(b) Until the Closing (or, with respect to any Retained Easements and Properties and Consents until the consummation of the Retained Easement Closing with respect thereto, or, if earlier, the consummation of an Alternative Transaction), Buyer shall give prompt written notice to Seller of any occurrence or non-occurrence of any event of which it actually becomes aware, the occurrence or non-occurrence of which is, or would reasonably be expected to give rise to, a breach of any of Buyer’s representations, warranties or covenants.

Article IX.

Closing of Transaction

Section 9.1 The Closing

(a) The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Thompson & Knight, LLP, at 333 Clay Street, Suite 3300, Houston, Texas 77002, at 10:00 a.m. Central Time, (i) on March 17, 2014, (ii) if all of the conditions to Closing set forth in this

Agreement have not been satisfied (or waived in writing by the Party entitled to do so) as of such date, on the date that is three (3) business days after the date on which all such conditions have been satisfied (or waived, as applicable) (but not later than the Termination Date) or (iii) at such other date and time as the Buyer and Seller may mutually agree upon. The date and time that Closing occurs in accordance with the foregoing provisions of this Section 9.1 is called the “Closing Date.”

Section 9.2 Seller’s Closing Obligations

At the Closing:

(a) Seller shall execute, acknowledge and deliver to Buyer conveyances of the Properties (the “Conveyances”), in the forms attached hereto as Exhibit 9.2(a);

(b) Seller shall deliver a copy of an appropriate authorization adopted by the governing body of Seller authorizing Seller to execute and deliver this Agreement and all related documents and instruments and to perform its obligations hereunder and thereunder;

(c) Seller shall execute and deliver a certificate of non-foreign status that meets the requirements set forth in Treasury Regulations Section 1.1445-2(b)(2) and in the form attached as Exhibit 9.2(c);

(d) Seller shall deliver (i) an original, executed, and acknowledged release in recordable form for the Seller Lien, to the extent applicable to the Properties, and (ii) evidence of the transfer of all Permits to Buyer, in each case, in forms reasonably acceptable to Buyer;

(e) Seller shall deliver a certificate duly executed by an authorized corporate (or other entity) officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.1(a) and (b) have been fulfilled; and

(f) Seller shall execute and deliver the Transition Services Agreement and the Tap Agreement.

Section 9.3 Buyer’s Closing Obligations

At the Closing:

(a) Buyer shall deliver to Seller at the Closing an amount equal to the Purchase Price. The Purchase Price will be delivered by wire transfer to an account which is in a bank located in the United States and which has been designated by Seller in writing not later than three (3) business days prior to the Closing;

(b) Buyer shall execute and deliver such documents as may be reasonably required by Seller to evidence Buyer’s assumption of the Twilight Lease;

(c) Buyer shall deliver a certificate duly executed by an authorized corporate (or other entity) officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in Sections 8.2(a) and (b) have been fulfilled; and

(d) Buyer shall execute and deliver the Transition Services Agreement and the Tap Agreement.

Section 9.4 Delivery of Files

No later than five (5) business days after the Closing, Seller shall deliver to Buyer all of Seller’s files, documents, records, data and information, whether written or electronically stored, pertaining to the Properties (“Records”) and the Drawings. Seller may retain copies of such Records and Drawings but shall retain them in strict confidence and shall not disclose any information concerning the Properties to any other person without the written consent of Buyer except to the extent that such disclosure is necessary to comply with Applicable Laws.

Article X.

Certain Accounting Adjustments

Section 10.1 Adjustments to Purchase Price. Appropriate adjustments to the Purchase Price shall be made between Buyer and Seller so that:

(a) all operating expenses and capital costs (excluding, for the avoidance of doubt, any Asset Taxes and Income Taxes) that are incurred in the operation of the Properties on or after the Effective Date will be borne by Buyer, and all proceeds and revenues which are attributable to the Properties (including without limitation the performance of the Transferred Contracts) with respect to the period on or after the Effective Date will be received by Buyer;

(b) operating expenses and capital costs (excluding, for the avoidance of doubt, any Asset Taxes and Income Taxes) that are incurred in the operation of the Properties before the Effective Date will be borne by Seller and all proceeds and revenues attributable to the Properties (including without limitation the performance of the Transferred Contracts) with respect to the period before the Effective Date will be received by Seller;

(c) any Easement Amendment Payment (or other payment) due to Buyer pursuant to Section 6.2(c) will be received by Buyer as an adjustment to the Purchase Price at Closing; and

(d) the amount of all Asset Taxes allocated to Buyer in accordance with Section 10.3(b) are paid or otherwise economically borne by Buyer, and the amount of all Asset Taxes allocated to Seller in accordance with Section 10.3(b) are paid or otherwise economically borne by Seller, such that the Unadjusted Purchase Price is increased by the amount of all Asset Taxes allocated to Buyer in accordance with Section 10.3(b) but paid or payable by Seller, and decreased by the amount of all Asset Taxes allocated to Seller in accordance with Section 10.3(b) but paid or payable by Buyer.

Section 10.2 Closing and Post-Closing Accounting Settlements

(a) Four (4) business days prior to Closing, Seller shall prepare and deliver to Buyer, based upon the best information then reasonably available to Seller, a statement reflecting the amount of the adjustments expressly provided for in this Agreement, including in Section 3.1, Section 6.4 and Section 10.1 and Article VII. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, the Unadjusted Purchase Price shall be reduced by the amount of such excess, and, if the converse is true, the Unadjusted Purchase Price shall be increased by the amount of such excess.

(b) On or before one hundred twenty (120) days after Closing (“Post Close Settlement Date”), Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments expressly provided for in this Agreement, including in Section 3.1, Section 6.4 and Section 10.1 and Article VII, shall determine if any additional adjustments (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller, as applicable, within ten (10) days of the Post Close Settlement Date.

(c) Should any additional items which would be the subject of adjustments expressly provided for in Section 3.1, Section 6.4 and Section 10.1 or Article VII come to the attention of Buyer or Seller after such adjustments under Section 10.2(b) are concluded, such adjustments shall be made by appropriate payments from Buyer to Seller or from Seller to Buyer within ten (10) days of the discovery of such adjustments.

Section 10.3 Tax Matters

(a) Transfer Taxes. The Parties understand and expect that the sale of the Properties contemplated by this Agreement should be exempt from Pennsylvania sales and use Taxes as an isolated transaction pursuant to 72 P.S. § 7204(1). To the extent that any Transfer Taxes are due with respect to the transactions contemplated by this Agreement, the Parties agree to be equally responsible for such Transfer Taxes, and each Party shall indemnify and hold the other Party (and its affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for its share of any and all such Transfer Taxes. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for any applicable exemptions from or reductions to Transfer Taxes have been met.

(b) Allocation of Asset Taxes

(i) Seller shall be allocated and bear all Asset Taxes attributable to (1) any Tax period ending prior to the Effective Date and (2) the portion of any Straddle Period ending immediately prior to the Effective Date, and, subject to the occurrence of the Closing, Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning on or after the Effective Date and (y) the portion of any Straddle Period beginning on the Effective Date.

(ii) For purposes of determining the allocations described in Section 10.3(b)(i), (1) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred and (2) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning on the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand. For purposes of clause (2) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Properties gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(iii) To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Unadjusted Purchase Price is to be made with respect to such Asset Tax pursuant to Sections 10.1 or 10.2, as applicable, (1) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (2) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this
Section 10.3(b).

(iv) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, and at the requesting Party’s reasonable expense, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Asset Taxes. Notwithstanding anything to the contrary in this Agreement, the control and conduct of any audit or judicial or administrative proceeding with respect to Asset Taxes that is a third party claim shall be governed by Section 11.2.

(v) Notwithstanding anything to the contrary in this Agreement, Seller shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on Seller, its direct or indirect owners or affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Unadjusted Purchase Price under Sections 10.1 or 10.2.

(c) Certain Other Tax Matters. As soon as practicable, but not later than 10 days prior to Closing, Seller shall (i) provide the Pennsylvania Department of Revenue with written notice of the planned transfer of assets pursuant to this Agreement to Buyer and (ii) request the issuance of a certificate showing that all state taxes have been paid by Seller for all periods up to and including the transfer date and all tax reports have been filed by Seller for all periods up to and including the transfer date, each as described in 72 P.S. sections 7240 and 1403.

Article XI.

Indemnification

Section 11.1 Indemnification Obligations

(a) Subject to the limitations set forth in this Agreement, Seller shall, from and after the Closing, indemnify, defend and hold each Buyer Indemnitee harmless from and against any and all Damages suffered or incurred by such Buyer Indemnitee arising out or relating to (i) a breach of any covenant, agreement and obligation of Seller set forth in this Agreement (except for the covenants of Seller in Section 8.3(a)), (ii) for the breach of any representation or warranty of Seller set forth in this Agreement (or any certificate delivered by Seller at Closing) for which written notice is received by Seller from Buyer within the applicable Survival Period, (iii) the matters disclosed on, or that are required to be disclosed on Exhibit 4.6, Exhibit 4.8 and Exhibit 4.9 (for the representation and warranties in Sections 4.6, 4.8 and 4.9 to be true and correct) and (iv) Damages suffered or incurred by such Buyer Indemnitee arising out of or relating to third party claims brought against Buyer (which shall exclude claims by affiliates of Buyer or claims by Buyer’s successors and assigns) with respect to the Retained Obligations. Seller’s indemnity under this Section 11.1(a) shall not cover or include any matters pertaining to title to the Properties or environmental matters, including Title Defects and Environmental Defects, which will be governed exclusively by Article VII hereof.

(b) Buyer shall, from and after the Closing, assume, indemnify, defend and hold each Seller Indemnitee harmless from and against any and all Damages suffered or incurred by such Seller Indemnitee arising out of or relating to (i) any breach of any covenant, agreement or obligation of Buyer set forth in this Agreement (except for the covenants of Buyer in Section 8.3(b)) and (ii) any liability, or obligation arising out of or with respect to the development, construction, ownership, operation or condition of the Properties regardless of whether the same accrued or otherwise arose before, on or after the Effective Date, including liabilities occurring under the Transferred Contracts, provided that Buyer is not obligated to indemnify Seller under this Section 11.1(b) for any Damages to the extent Seller is obligated to indemnify Buyer for such Damages pursuant to Section 11.1(a) or Section 13.1 or otherwise pursuant to this Agreement or any other Transaction Document.

(c) THE FOREGOING INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

Section 11.2 Notice of Claim

If indemnification pursuant to Section 11.1 is sought, within the Survival Periods specified herein, then the person seeking or claiming indemnification (the “Indemnitee”) shall give written notice to the indemnifying Party of the event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and if such claim or action is by a third party, allow the indemnifying Party to assume and diligently conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying Party in the defense thereof. Notwithstanding the foregoing, the indemnifying Party shall not be entitled to assume control of the defense of any claim or action to the extent the claim or action, individually or in the aggregate with any other claim or action, involves potential Damages that exceed the amount of the indemnification available under this Agreement. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying Party. An indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle any claim or action or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnitee from all liability in respect of such claim or action or (ii) settle any claim or action or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affects the Indemnitee (other than as a result of money damages covered by the indemnity).

Section 11.3 Limits on Indemnification

Notwithstanding anything to the contrary contained in this Article XI,

(a) in no event shall Seller be obligated to indemnify or hold Buyer Indemnitees harmless (i) under Section 11.1(a)(ii) of this Agreement for an aggregate amount in excess of ten percent (10%) of the Unadjusted Purchase Price; or (ii) under Section 11.1(a)(i), Section 11.1(a)(iii) or Section 11.1(a)(iv) for an aggregate amount in excess of the Unadjusted Purchase Price; and

(b) Seller shall be obligated to indemnify and hold Buyer Indemnitees harmless under this Agreement only for claims and Damages with respect to which notice is received by Seller from Buyer within the applicable Survival Period.

Article XII.

Notices

Section 12.1 Notices

All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (i) if by personal delivery or by overnight courier, on the date of delivery if delivered on or before 4:30 p.m. local time on such day, (ii) if by electronic communication, on the day of actual receipt unless received after 4:30 p.m. local time of the recipient, and (iii) if by mail, on the first to occur of actual receipt or the third business day following the date of posting (as evidenced by the postal receipt). Addresses for all such notices and communication pursuant to this Section 12.1 shall be as follows:

If to Seller:	M3 Appalachia Gathering, LLC
c/o M3 Midstream LLC
600 Travis Street, Suite 4910
Houston, Texas 77002
Email: l.breagy@m3midstream.com
Attention: Laranne Breagy

With a copy to	Thompson & Knight LLP
(which shall not constitute	1722 Routh Street, Suite 1500
notice to Seller to be effective):	Dallas, Texas 75201
Email: annmarie.cowdrey@tklaw.com
Attention: Ann Marie Cowdrey

If to Buyer:	Rice Poseidon Midstream LLC
171 Hillpointe Drive, Suite 301
Canonsburg, PA 15317
Email: Will.Jordan@RiceEnergy.com
Attention: Will Jordan

And (with respect to any	Justin Trettel
notices delivered pursuant	Email: Justin.Trettel@RiceEnergy.com
to Section 6.2(a):

With a copy to	Vinson & Elkins LLP
(which shall not constitute	1001 Fannin Street, Suite 2500
notice to Seller to be effective):	Houston, Texas 77002
Email: eradack@velaw.com
Attention: Elizabeth G. Radack

Either Buyer or Seller may specify as its proper address any other address for notice by giving notice to the other Party, in the manner provided in this Article XII, at least ten (10) days prior to the effective date of such change of address.

Article XIII.

Commissions

Section 13.1 Commissions

(a) Notwithstanding anything to the contrary set forth in this Agreement, Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Damages arising out of any agreement alleged to have been made by, or on behalf of, Seller or any of its affiliates with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

(b) Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Damages arising out of any agreement alleged to have been made by, or on behalf of, Buyer or any of its affiliates with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

Article XIV.

Arbitration

Section 14.1 Selection of Arbitrators

Except for disputes with respect to the Allocation (which shall be resolved in accordance with the provisions of Section 3.2(b)) and except for the matters described in Section 15.8, any dispute or controversy with respect to this Agreement shall be finally resolved by a board of arbitration in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, with depositions limited to two (2) per Party, and shall be administered by the Houston office of the American Arbitration Association. A Party desiring arbitration shall give a written notice to the other, which notice shall name a qualified, impartial, and independent arbitrator. Within ten (10) days after the receipt of such notice, the other Party shall name a qualified, impartial, and independent arbitrator, or failing to do so, the Party giving notice shall name the second. Within ten (10) days after sending the original notice of submission, the two arbitrators so appointed shall name the third qualified, independent arbitrator, or failing to do so, the third arbitrator may be appointed by the American Arbitration Association in accordance with its rules (with the panel so picked being the “Arbitrators”).

Section 14.2 Determination

The Arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute and must have at least ten (10) years’ experience in the gas pipeline industry. The arbitration shall be conducted in Harris County, Texas. The Arbitrators shall promptly hear and determine (after due notice of hearing and giving the Parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within ninety (90) days after appointment of the third arbitrator as to any controversies or disputes arbitrated under this Agreement.

Section 14.3 Decision Binding

The decision of the Arbitrators, or the majority thereof, shall be made in writing, shall specify the factual and legal bases for the award, and shall be final and binding upon the Parties as to the questions submitted, and Buyer and Seller will abide by and comply with such decision. Judgment upon the award rendered by the Arbitrators may be entered in any state or federal court in Harris County, Texas. The expenses of arbitration, including reasonable compensation to the Arbitrators, shall be borne equally by the Parties, except that each Party shall bear the compensation and expenses of its own counsel, witnesses, and employees. The Arbitrators shall not have authority to make any award of attorney’s fees, costs, or expenses, nor any damages prohibited pursuant to Section 15.16. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the Parties. If any part or provision of this dispute resolution clause is invalid or unenforceable, then such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this clause (nor any other provision of this Agreement), and all other provisions shall remain in full force and effect.

Article XV.

Miscellaneous Matters

Section 15.1 Survival of Provisions

All representations, warranties and covenants of Seller and Buyer contained in this Agreement (and in the certificates delivered at Closing pursuant to Sections 9.2(c), 9.2(e) and 9.3(c)) shall survive the Closing for six (6) months, except that (a) any covenant which by its terms terminates as of a specific date shall survive until such specified date, (b) the covenants set forth in Section 11.1(a)(iv) with respect to the Excluded Assets, 11.1(b) and 13.1 shall survive indefinitely, (c) the covenants set forth in Section 8.3(a) and 8.3(b), shall terminate at the Closing, (d) any covenant which by its terms is intended to be performed (in all or in part) after Closing (and the related indemnity set forth in Section 11.1(a)(i)), shall survive the Closing until fully and finally performed (unless an earlier termination date for such covenant is otherwise specified in this Agreement), (e) (i) the covenants to indemnify set forth in Section 11.1(a) (other than the covenant set forth in Sections 11.1(a)(i) (as described above in Section 15.1(d)), (a)(ii) and (a)(iv)), and (ii) the special warranty of title set forth in the Conveyances, shall survive the Closing for a period of eighteen (18) months and (f) the covenants to indemnify set forth in Section 11.1(a)(iv) (other than with respect to the Excluded Assets) shall survive the Closing for one (1) year. The applicable periods for survival set forth above shall be referred to in this Agreement (as applicable) as the “Survival Period”. Any claim of or for indemnity pursuant to Section 11.1 not brought within the applicable Survival Period shall be waived. Notwithstanding the foregoing, the obligation of each Party hereto to indemnify any other Party hereto shall continue after the expiration of the applicable Survival Period with respect to any matter of which the indemnified Party shall have given the indemnifying Party written notice as provided in Section 11.2 prior to the expiration of the applicable Survival Period.

Section 15.2 Exclusive Remedy

(a) Except as provided in Section 15.2(d), the sole and exclusive remedy of Buyer after Closing for any (i) claim relating to any covenants and agreements contained in this Agreement that survives the Closing, (ii) other claim pursuant to or in connection with this Agreement and (iii) other claim relating to the purchase and sale of the Properties as contemplated hereby, in each case, shall be limited to Buyer’s payment, indemnification or other rights under Article X, Article XI, Article XIII and otherwise in this Agreement (or any other Transaction Document). If no such rights under Article X, Article XI and/or Article XIII for such claims are expressly provided therein or otherwise in this Agreement (or any other Transaction Document), then, from and after Closing such claim (other than any claim contemplated by Section 15.2(d)) shall be waived and released to the fullest extent permitted by Applicable Law.

(b) Except as provided in Section 15.2(d), the sole and exclusive remedy of Seller after Closing for any (i) claim relating to any covenants and agreements contained in this Agreement that survives the Closing, (ii) other claim pursuant to or in connection with this Agreement and (iii) other claim relating to the purchase and sale of the Properties as contemplated hereby, in each case, shall be any right to Seller’s payment, indemnification or other or other rights under Article X, Article XI, Article XIII and otherwise in this Agreement (or any other Transaction Document). If no such rights under Article X, Article XI and/or Article XIII for such claims are expressly provided therein or otherwise in this Agreement (or any other Transaction Document), then, from and after Closing such claim (other than any claim contemplated by Section 15.2(d)) shall be waived and released to the fullest extent permitted by Applicable Law.

(c) If the Closing does not occur due to a breach by either Seller or Buyer (that occurred prior to the termination of this Agreement) of any covenant or agreement applicable to such breaching Party, then the non-breaching Party shall have all remedies available to it under Applicable Law with respect to such termination. The Parties acknowledge and agree that the foregoing provision does not limit or otherwise modify the Parties’ rights to specific performance (pursuant to Section 15.8).

(d) The terms of this Section 15.2 and Section 15.6 shall not be applicable to the extent that a Party has committed actual fraud or willful misconduct.

Section 15.3 Further Assurances

Subject to the terms and conditions of this Agreement, each of the Parties shall use commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, to the extent that the fulfillment of such conditions is within the control of such Party. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further documents (including additional original Conveyances), and do such further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

Section 15.4 Binding Effect; Successors and Assigns

The Agreement shall be binding on the Parties and their respective successors and permitted assigns. Neither Buyer nor Seller shall have the right to assign its rights or obligations under this Agreement, without the prior written consent of the other Party first having been obtained; provided, that Buyer shall have the unconditional right to assign to any of its affiliates its right to receive any or all of the Properties at Closing.

Section 15.5 Expenses

Except as expressly set forth herein, each Party shall bear and pay all expenses incurred by it in connection with the transactions contemplated by this Agreement.

Section 15.6 Entire Agreement; Time of the Essence

This Agreement, the Conveyances, the Transition Services Agreement and the other Transaction Documents contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions among the Parties with respect to such subject matter. Time is of the essence in this Agreement.

Section 15.7 Public Statements

Seller and Buyer shall consult with each other with regard to any publicity and other releases at or prior to Closing concerning this Agreement and the transactions contemplated hereby and, except as required by Applicable Law or the applicable rules or regulations of any governmental body or stock exchange, prior to Closing, neither Party shall issue any publicity or other release without the prior consent of the other Party, which consent shall not be unreasonably withheld.

Section 15.8 Injunctive Relief

The Parties mutually acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement (without any obligation to post a bond or prove actual damages), and shall be entitled to enforce specifically this Agreement, in the courts of Harris County, Texas.

Section 15.9 Amendments

This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by Buyer and Seller (or, in the case of a waiver, signed by the Party to be charged with the waiver thereof).

Section 15.10 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any conflicts of law principles thereof that would otherwise require the application of the law of any other jurisdiction, except that matters involving real property law shall be governed by the laws of Pennsylvania. The exclusive venue and jurisdiction for the enforcement of the matters described in Section 15.8 shall be the federal or state courts in Harris County, Texas. Each Party to this Agreement irrevocably consents to be subject to such venue and jurisdiction in Harris County, Texas and acknowledges that said county is the exclusive court for venue and jurisdictional purposes with respect to such matters.

Section 15.11 Multiple Counterparts; Fax

This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each Party execute the same counterpart so long as identical counterparts are executed by each such Party. This instrument may be validly executed and delivered by facsimile or other electronic transmission. This Agreement shall not be binding upon any Party unless and until it has been executed by Seller and Buyer.

Section 15.12 Exhibits

Each Exhibit attached hereto is incorporated herein by reference for all purposes and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

Section 15.13 Joint Preparation

This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation or submittal of any provision hereof by any Party.

Section 15.14 Severability

If any provision of this Agreement or the application of such provision to any person or circumstance, shall be declared judicially (or by arbitration) to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended to modify such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefore another provision that is valid, legal and enforceable and that achieves the same objective.

Section 15.15 Disclaimer

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE IV ABOVE AND IN THE CERTIFICATES DELIVERED AT CLOSING PURSUANT TO SECTIONS 9.2(c) AND 9.2(e) AND THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCES TO BE DELIVERED AT CLOSING (COLLECTIVELY, “SELLER’S REPRESENTATIONS”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT AS EXPRESSLY SET FORTH IN THE SELLER REPRESENTATIONS, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OR FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE SELLER REPRESENTATIONS, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR CONDITION, BOTH SURFACE AND SUBSURFACE. EXCEPT WITH RESPECT TO THE SELLER REPRESENTATIONS, BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT (INCLUDING IN THE SELLER REPRESENTATIONS), BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS”, “WHERE IS” CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT WITH RESPECT TO THE SELLER REPRESENTATIONS, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT OR THE CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES. EXCEPT WITH RESPECT TO THE SELLER REPRESENTATIONS ANY AND ALL SUCH DATA, RECORDS, REPORTS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

Section 15.16 Damages Limitations

Notwithstanding anything to the contrary in this Agreement, in no event shall either Party or its affiliates be entitled to receive from any other Party or any affiliate of the other Party any consequential, incidental, special, treble, exemplary or punitive damages unless such damages are a part of a third party claim for which a Party is entitled to indemnification pursuant to this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE) OR STRICT LIABILITY OF THE OTHER PARTY.

Section 15.17 Construction

All article, section and exhibit references used in this Agreement are to articles, sections and exhibits to this Agreement unless otherwise specified. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes,” “include” and “including” shall be deemed to be followed by the words “without limitation”. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The captions in this Agreement are for convenience only and shall not govern or be considered a part of or affect the construction or interpretation of any provision of this Agreement. All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

Remainder of Page Intentionally Left Blank

Signature Page Follows

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the date set forth above.

BUYER:

RICE POSEIDON MIDSTREAM LLC

By:	/s/ Daniel J. Rice IV
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

SELLER:

M3 APPALACHIA GATHERING, LLC

By:	/s/ Frank D. Tsuru
Name:	Frank D. Tsuru
Title:	Manager

PARENT (for the limited purpose set forth in the Preamble):

M3 MIDSTREAM LLC

By:	/s/ Frank D. Tsuru
Name:	Frank D. Tsuru
Title:	Manager